Final Term Sheet
Filed pursuant to Rule 433
Dated March 23, 2009
Relating to
Prospectus Supplement dated March 23, 2009 to
Registration Statement No. 333-139328
$300,000,000 4.375% Notes due 2014

Issuer:	Praxair, Inc.
Principal Amount:	$300,000,000
CUSIP:	74005PAS3
Title of Securities:	4.375% Notes due 2014
Trade Date:	March 23, 2009
Original Issue Date (Settlement Date):	March 26, 2009
Maturity Date:	March 31, 2014
Benchmark Treasury:	1.875% due 2014
Benchmark Treasury Price and Yield:	100-27 / 1.696%
Spread to Benchmark Treasury:	+275 basis points
Yield to Maturity:	4.446%
Interest Rate:	4.375% per annum
Public Offering Price (Issue Price):	99.684% of the Principal Amount thereof
Interest Payment Dates:	Semi-annually in arrears on each March
31 and September 30, commencing
September 30, 2009
Redemption Provision:	Make-whole call at the Adjusted
Treasury Rate plus 40 basis points
Joint Bookrunners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
Co-Managers:	BBVA Securities Inc., Deutsche Bank
Securities Inc., Greenwich Capital
Markets, Inc., HSBC Securities (USA)
Inc., Mitsubishi UFJ Securities (USA)
Inc., Santander Investment Securities
Inc. and SG Americas Securities, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll free 1-800-294-1322, or (ii) Citigroup Global Markets Inc. toll free 1-877-858-5407.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.